BEAZER HOMES ANNOUNCES APPOINTMENT OF TWO NEW DIRECTORS AND RETIREMENT OF THREE DIRECTORS
ATLANTA, Georgia, August 7, 2019 – Beazer Homes USA, Inc. (the “Company”) (NYSE: BZH) announced today the appointment of two new members to its Board of Directors. David Spitz and Chris Winkle will serve as independent directors, and have been appointed to the Board’s Compensation Committee and Finance Committee, respectively.
David Spitz serves as the Chief Executive Officer of ChannelAdvisor Corp. (NYSE: ECOM), a leading e-commerce cloud platform that helps retailers improve their performance by expanding online sales channels. In 2018, over 2,800 customers processed approximately $10 billion in gross merchandise value through ChannelAdvisor’s platform.
Chris Winkle serves as the Chief Executive Officer of Sunrise Senior Living, LLC, a leading provider of assisted and independent living, with more than 25,000 residents in 327 senior living communities in the United States, Canada and the United Kingdom.
“We’re excited to welcome David and Chris to our board,” said Allan Merrill, President and CEO of the Company. “Each of them brings valuable experience to Beazer, with David adding significantly to our online marketing and customer experience capabilities and Chris bringing specific expertise in serving the important aging adults demographic.”
These appointments are part of a comprehensive, long-term board succession plan under which three directors will not stand for reelection at the Company’s next annual meeting of stockholders, scheduled for early February 2020. The three retiring directors are Brian Beazer, the Company’s founder and Chairman Emeritus, Stephen Zelnak, the current Chairman, and Peter Leemputte, a former Chairman of the Board’s Audit and Compensation Committees. Mr. Beazer has served as a director of the Company for over 25 years, since the Company’s initial public offering, while each of Mr. Zelnak and Mr. Leemputte has served for over a decade.
“On behalf of the board of directors and our employees, I want to thank Brian, Steve and Peter for their extraordinary vision, steadfast leadership and immense contributions to Beazer,” said Mr. Merrill. “Their dedication to our company, our employees, our partners and our shareholders has been a driving force of our success, and their wisdom and guidance will be missed. In recent years, they have played an integral role in the development and implementation of our balanced growth strategy, which has been instrumental in positioning and transforming the Company for the future.”
About Beazer Homes
Headquartered in Atlanta, Beazer Homes (NYSE: BZH) is one of the country’s largest homebuilders. Every Beazer home is designed and built to provide Surprising Performance, giving you more quality and more comfort from the moment you move in – saving you money every month. With Beazer's Choice Plans™, you can personalize your primary living areas – giving you a choice of how you want to live in the home, at no additional cost. And unlike most national homebuilders, we empower our customers to shop and compare loan options. Our Mortgage Choice program gives you the resources to easily compare multiple loan offers and choose the best lender and loan offer for you, saving you thousands over the life of your loan. We build our homes in Arizona, California, Delaware, Florida, Georgia, Indiana, Maryland, Nevada, North Carolina, South Carolina, Tennessee, Texas, and Virginia. For more information, visit beazer.com, or check out beazer.com on Facebook, Instagram and Twitter.
Contacts
Beazer Homes
David I. Goldberg
Vice President, Treasurer and Investor Relations
770-829-3700
investor.relations@beazer.com